Exhibit 99.1

COMMUNITY BANCORP ANNOUNCES RETIREMENT OF DIRECTOR

LAS VEGAS – (BUSINESS WIRE) – Jan. 19, 2006 - The Board of Directors of Community Bancorp (the “Company”) (NASDAQ:CBON), parent company of Community Bank of Nevada, announced today that Mr. Noall J. Bennett, a founder of the Company and Bank notified the Board of his retirement from the Board of which he has served as Chairman since the founding of the Company and Bank. Mr. Bennett’s retirement from the Company will allow him to continue and expand his current role as President and Chief Executive Officer of the First National Bank of Layton, Layton, Utah where he has been serving for a number of years.

Mr. Jamison stated that; “Mr. Bennett was instrumental in the opening and growth of the Company and Bank over the last ten years and his leadership, experience, and wisdom will be missed. Noall and I have been fortunate to have founded two great banks here in Southern Nevada together and his presence will be greatly missed by the organization and me personally.”

Mr. Edward M. Jamison has been appointed as Chairman of the Company and of the Bank, at a January 19, 2006 Board of Directors meeting.

Mr. Jamison will continue to serve as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank.

Mr. Lawrence Scott has been appointed President and Chief Operating Officer of the Bank. Mr. Scott has been serving as Executive Vice President and Chief Operating Officer of both companies and will assume additional responsibility as President of the Bank.

Mr. Edward M. Jamison said, “Mr. Scott has been with the Bank for 4 years and comes with 23 years of banking knowledge and experience in the Southern Nevada market. Mr. Scott was the Executive Vice President and Chief Credit Officer for First Security Bank’s Nevada operation until their merger with Wells Fargo. He was previously with Valley Bank, the largest independent bank in Nevada, until their merger with Bank of America. All of his past experience has been tremendously helpful to us. Larry has greatly contributed to our success in growth and profitability and the recruitment of excellent experienced bankers for our market.”

ABOUT COMMUNITY BANCORP

Community Bancorp is a bank holding company with $893 million in assets as of December 31, 2005, with a wholly owned banking subsidiary, Community Bank of Nevada, headquartered in Las Vegas, Nevada. The Bank’s primary focus is providing commercial banking services including commercial, real estate and SBA loans to small and medium size business. The Bank serves Clark County Nevada with 9 branches and loan production offices in Phoenix, Arizona and San Diego, California. Information regarding Community Bank of Nevada is available on the Internet at www.communitybanknv.com.

Contacts

Community Bancorp

Edward M. Jamison, 702-878-0700

or

Cathy Robinson, 702-878-0700